Exhibit 99.1

Pall Corporation Reports First Quarter Results
PORT WASHINGTON, N.Y., November 26, 2013 -- Pall Corporation (NYSE:PLL) today reported financial results for the first quarter ended October 31, 2013.

First Quarter Continuing Operations Sales and Earnings Overview (1)
First quarter sales were $629.8 million compared to $627.6 million last year. Sales in local currency (“LC”) were up 2%. Diluted EPS were $0.63 in the quarter, compared to $0.77 last year. Pro forma diluted EPS(1) were $0.70, a 3% increase compared to $0.68 a year earlier, including a negative impact of approximately $0.02 from foreign currency translation.
Larry Kingsley, Pall Chairman and CEO, said, “We executed a good quarter in the face of global end market weakness. We are performing well and building sustaining value.”
Life Sciences – First Quarter Highlights

(Dollar Amounts in Millions and Discussion of Sales Changes are in Local Currency)

Sales:	OCT. 31, 2013	OCT. 31, 2012	% CHANGE	% CHANGE IN LC
BioPharmaceuticals	$196	$187	5	5
Food & Beverage	43	41	5	6
Medical	56	48	17	17
Total Consumables	295	276	7	7
Systems	24	24	—	(1)
Total Life Sciences segment	$319	$300	6	7

Gross profit	$182	$176
% of sales	57.1	58.7
Segment profit	$73	$70
% of sales	22.9	23.3

BioPharmaceuticals: Consumables sales grew 5% compared to last year, on strength in single use systems and new products.
Food and Beverage: Consumables sales increased 6% compared to last year, on strength in all regions.
Medical: Consumables sales grew 17% compared to last year, on strong sales to OEMs.
Systems: Sales declined 1% compared to last year, on reduced Food & Beverage capital spend.

Industrial – First Quarter Highlights

(Dollar Amounts in Millions and Discussion of Sales Changes are in Local Currency)

Sales:	OCT. 31, 2013	OCT. 31, 2012	% CHANGE	% CHANGE IN LC
Process Technologies	$125	$150	(17)	(15)
Aerospace	59	56	5	5
Microelectronics	71	70	2	9
Total Consumables	255	276	(8)	(5)
Systems	56	52	8	8
Total Industrial segment	$311	$328	(5)	(3)

Gross profit	$144	$151
% of sales	46.2	46.1
Segment profit	$50	$53
% of sales	16.2	16.1
Process Technologies: Consumables sales were down 15% compared to last year, on weakness in all submarkets, particularly Fuels & Chemicals.
Aerospace: Consumables sales increased 5% compared to last year, on strength in Commercial Aerospace, where sales were up 9%.
Microelectronics: Consumables sales grew 9% compared to last year, on strength in all regions.
Systems: Sales increased 8% compared to last year, primarily from timing of capital projects in Fuels & Chemicals.
Conclusion/Outlook
Kingsley concluded, “Our Life Sciences segment again performed well, and our Industrial business is beginning to show momentum in orders. Given these trends, I remain confident in our outlook of low-to-mid single digit revenue growth and 9-15% growth in pro forma EPS for the year.” (1)
Conference Call
On Tuesday, November 26, 2013, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.
About Pall Corporation
Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Follow us on Twitter @PallCorporation or visit www.pall.com.
Forward-Looking Statements
The matters discussed in this press release contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for the first quarter of fiscal year 2014 are preliminary until our Form 10-Q is filed with the Securities and Exchange Commission on or before December 10, 2013. Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs, dilution from the disposition or future allocation of capital and effective tax rate, and other future events or developments are forward-looking statements.
Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by the Company’s forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed in Part I, Item 1A,-“Risk Factors” in the 2013 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including: the impact of disruptions in the supply of raw materials and key components from suppliers, including limited or single source suppliers; the impact of terrorist acts, conflicts and wars or natural disasters; the extent to which special U.S. and foreign government laws and regulations may expose the Company to liability or impair its ability to compete in international markets; the impact of economic, political, social and regulatory instability in emerging markets, and other risks characteristic of doing business in emerging markets; fluctuations in foreign currency exchange rates and interest rates; the impact of a significant disruption in, or breach in security of, the Company’s information technology systems, or the failure to implement, manage or integrate new systems, software or technologies successfully; the Company’s ability to successfully complete or integrate acquisitions; the Company’s ability to develop innovative and competitive new products; the impact of global and regional economic conditions and legislative, regulatory and political developments; the Company’s ability to comply with a broad array of regulatory requirements; the loss of one or more members of the Company’s senior management team and its ability to recruit and retain qualified management personnel; changes in the demand for the Company’s products and the maintenance of business relationships with key customers; changes in product mix and product pricing, particularly with respect to systems products and associated hardware and devices for the Company’s consumable filtration products; product defects and unanticipated use or inadequate disclosure with respect to the Company’s products; the Company’s ability to deliver its backlog on time; increases in manufacturing and operating costs and/or the Company’s ability to achieve the savings anticipated from its structural cost improvement initiatives; the impact of environmental, health and safety laws and regulations and violations; the Company’s ability to enforce patents or protect proprietary products and manufacturing techniques; costs and outcomes of pending or future litigation and the availability of insurance or indemnification rights; changes in the Company’s effective tax rate; the Company’s ability to compete effectively in domestic and global markets; and the effect of the restrictive covenants in the Company’s debt facilities. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.
Notes to Release:

(1)
Pro forma diluted EPS are defined as Reported diluted EPS on a continuing operations basis adjusted for “Discrete Items.” Discrete items are defined as Restructuring & Other Charges (ROTC) and other items that are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. A reconciliation of Reported to Pro forma amounts can be found in the Reconciliation of Pro forma Earnings table accompanying this release.

(2)	Cash flows in the three months ended October 31, 2012 are inclusive of discontinued operations.

# # #
Contact:
Pall Corporation
R. Brent Jones
Vice President Finance & Treasurer
Telephone: 516-801-9848
Email: investor_relations@pall.com

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	OCT. 31, 2013	JUL. 31, 2013

Assets:

Cash and cash equivalents	$967,976	$936,886
Accounts receivable	532,804	566,335
Inventories	408,161	381,047
Other current assets	144,814	165,761
Total current assets	2,053,755	2,050,029

Property, plant and equipment	796,946	774,948
Other assets	653,565	647,862
Total assets	$3,504,266	$3,472,839

Liabilities and Stockholders' Equity:

Short-term debt	$260,395	$170,387
Accounts payable, income taxes and other current liabilities	507,103	558,684
Total current liabilities	767,498	729,071

Long-term debt, net of current portion	467,562	467,319
Deferred taxes and other non-current liabilities	475,007	461,493
Total liabilities	1,710,067	1,657,883

Stockholders' equity	1,794,199	1,814,956
Total liabilities and stockholders' equity	$3,504,266	$3,472,839

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in Thousands, Except Per Share Data)

	FIRST QUARTER ENDED
	OCT. 31, 2013	OCT. 31, 2012

Net sales	$629,779	$627,600
Cost of sales	304,065	300,517
Gross profit	325,714	327,083
% of sales	51.7%	52.1%
Selling, general and administrative expenses	194,884	195,965
% of sales	30.9%	31.2%
Research and development	23,267	22,575
Operating profit	107,563	108,543
% of sales	17.1%	17.3%
Restructuring and other charges ("ROTC") (a)	9,198	4,274
Interest expense/(income), net (c)	5,977	(568)
Earnings from continuing operations before income taxes	92,388	104,837
Provision for income taxes (b)	20,875	15,672
Net earnings from continuing operations	$71,513	$89,165
Earnings/(loss) from discontinued operations, net of income taxes	—	250,307
Net Earnings	$71,513	$339,472

Average shares outstanding:
Basic	111,870	114,589
Diluted	113,135	116,097

Earnings/(loss) per share:
From continuing operations:
Basic	$0.64	$0.78
Diluted	$0.63	$0.77

From discontinued operations:
Basic	—	$2.18
Diluted	—	$2.15

Total
Basic	$0.64	$2.96
Diluted	$0.63	$2.92

Pro forma diluted earnings per share:
From continuing operations	$0.70	$0.68

Pro forma earnings measures exclude the items described below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific tax rates.

(a) ROTC in the quarter ended October 31, 2013 of $9,198 ($7,518 after pro forma tax effect of $1,680) primarily includes severance costs related to the Company's structural cost improvement initiatives as well as increase to environmental reserves.

ROTC in the quarter ended October 31, 2012 of $4,274 ($3,840 after pro forma tax effect of $434) primarily includes severance costs related to the Company's structural cost improvement initiatives.

(b) Provision for income taxes in the quarter ended October 31, 2012 includes a net benefit of $10,193 related to the resolution of a U.S. tax audit partially offset by the tax cost of repatriation of foreign earnings.

(c) Interest expense, net, in the quarter ended October 31, 2012 includes the reversal of accrued interest of $6,704 ($4,268 after pro forma tax effect of $2,436) related to the resolution of a U.S. tax audit as described in (b) above.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	QUARTER ENDED
	OCT. 31, 2013	OCT. 31, 2012	(2)

Net cash provided by operating activities	$85,897	$38,958

Investing activities:

Acquisitions of businesses	(1,460)	—
Capital expenditures	(18,915)	(23,477)
Proceeds from sale of assets	471	535,680
Other	2,649	(1,144)
Net cash provided/(used) by investing activities	(17,255)	511,059

Financing activities:

Dividends paid	(27,947)	(23,979)
Notes payable and long-term borrowings/(repayments)	85,885	(75,034)
Purchase of treasury stock	(125,000)	(75,000)
Other	18,373	18,307
Net cash used by financing activities	(48,689)	(155,706)

Cash flow for period	19,953	394,311
Cash and cash equivalents at beginning of year	936,886	500,274
Effect of exchange rate changes on cash	11,137	15,095
Cash and cash equivalents at end of period	$967,976	$909,680

Free cash flow:
Net cash provided by operating activities	$85,897	$38,958
Less capital expenditures	18,915	23,477
Free cash flow	$66,982	$15,481

PALL CORPORATION
SUMMARY SEGMENT PROFIT BY SEGMENT FROM CONTINUING OPERATIONS
(Unaudited)
(Dollar Amounts in Thousands)

	FIRST QUARTER ENDED
	OCT. 31, 2013	OCT. 31, 2012

Life Sciences
Sales	$318,946	$299,951
Cost of sales	136,867	123,997
Gross profit	182,079	175,954
% of sales	57.1%	58.7%

Selling, general and administrative expenses	94,091	90,905
% of sales	29.5%	30.3%
Research and development	14,943	15,207
Segment profit	$73,045	$69,842
% of sales	22.9%	23.3%

Industrial
Sales	$310,833	$327,649
Cost of sales	167,198	176,520
Gross profit	143,635	151,129
% of sales	46.2%	46.1%

Selling, general and administrative expenses	84,829	90,995
% of sales	27.3%	27.8%
Research and development	8,324	7,368
Segment profit	$50,482	$52,766
% of sales	16.2%	16.1%

Consolidated:
Segment profit	$123,527	$122,608
Corporate services group	15,964	14,065
Operating profit	107,563	108,543
% of sales	17.1%	17.3%
ROTC	9,198	4,274
Interest expense/(income), net	5,977	(568)
Earnings from continuing operations before income taxes	$92,388	$104,837

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY PRODUCT/MARKET AND REGION
FROM CONTINUING OPERATIONS
(Unaudited)

				EXCHANGE	% CHANGE
FIRST QUARTER ENDED	OCT. 31, 2013	OCT. 31, 2012	% CHANGE	RATE IMPACT	IN LOCAL CURRENCY

Life Sciences			|-------------- Increase/(Decrease)-------------|
By Product/Market:
BioPharmaceuticals	$196,118	$187,241	4.7	$(989)	5.3
Food & Beverage	43,569	41,546	4.9	(539)	6.2
Medical	55,717	47,582	17.1	299	16.5
Total Consumables	295,404	276,369	6.9	(1,229)	7.3
Systems	23,542	23,582	(0.2)	244	(1.2)
Total Life Sciences	$318,946	$299,951	6.3	$(985)	6.7

By Region:
Americas	$97,776	$97,798	—	$(1,207)	1.2
Europe	161,930	143,665	12.7	6,346	8.3
Asia	59,240	58,488	1.3	(6,124)	11.8
Total Life Sciences	$318,946	$299,951	6.3	$(985)	6.7

Industrial
By Product/Market:
Process Technologies	$125,078	$149,969	(16.6)	$(1,829)	(15.4)
Aerospace	58,771	55,910	5.1	175	4.8
Microelectronics	71,416	70,182	1.8	(4,874)	8.7
Total Consumables	255,265	276,061	(7.5)	(6,528)	(5.2)
Systems	55,568	51,588	7.7	(152)	8.0
Total Industrial	$310,833	$327,649	(5.1)	$(6,680)	(3.1)

By Region:
Americas	$100,575	$104,673	(3.9)	$(882)	(3.1)
Europe	98,696	98,677	—	3,111	(3.1)
Asia	111,562	124,299	(10.2)	(8,909)	(3.1)
Total Industrial	$310,833	$327,649	(5.1)	$(6,680)	(3.1)